Exhibit 5

July 24, 2023

SmartKem, Inc.

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

Ladies and Gentlemen:

We have acted as counsel for SmartKem, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition by certain selling stockholders named therein (the “Selling Stockholders”) of 113,194,928 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company. Such shares of Common Stock consist of:

i.

44,397,464 shares of Common Stock (the “Series A-1 Conversion Shares”) issuable upon the conversion of the Company’s Series A-1 Convertible Preferred Stock, stated value $1,000 per share (the “Series A-1 Preferred Stock”), issued to certain of the selling stockholders in the private placement offering (the “Private Placement”) that closed in June 2023;

ii.

12,200,000 shares of Common Stock (the “Series A-2 Conversion Shares”) issuable upon the conversion of the Company’s Series A-2 Convertible Preferred Stock, stated value $1,000 per share (the “Series A-2 Preferred Stock”), issued to certain of the selling stockholders in the Private Placement; and

iii.	56,597,464 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of Class A warrants (the “Warrants”) issued to certain of the selling stockholders in Private Placement.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, (ii) the Company’s Amended and Restated Bylaw, as currently in effect, (iii) the Certificate of Designation of Preferences, Rights and Limitations of the Series A-1 Preferred Stock, (iv) the Certificate of Designation of Preferences, Rights and Limitations of the Series A-2 Preferred Stock, (v) the form of the Warrants, (vi) the Registration Statement and related Prospectus and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	when issued in accordance with the terms of the Series A-1 Preferred Stock, the Series A-1 Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable;
2.	when issued in accordance with the terms of the Series A-2 Preferred Stock, the Series A-2 Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable; and

3.	when issued in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP